Exhibit (e)(22)

AMENDMENT NO. 2 TO THE

COMMERCIAL METALS COMPANIES

BENEFIT RESTORATION PLAN

Pursuant to the authority of the Board of Directors of Commercial Metals Company, and the provisions of Article XII thereof, the Commercial Metals Companies Benefit Restoration Plan is hereby amended effective as of September 1, 1995, in the following respects only:

(1) Article I, Section 1.3, is hereby amended in its entirety to read as follows:

“1.3 ‘Annual Compensation’ shall mean the total amounts paid or accrued by the Company or an Affiliate to an employee as remuneration for personal services rendered during each Plan Year, including bonuses and commissions, as reported on the employee’s federal income tax withholding statement or statements (IRS Form W-2 or its subsequent equivalent), together with any amounts not includable in such employee’s gross income pursuant to Sections 125 or 402(g) of the Code, and any amounts deferred by such employee pursuant to Section 3.1 hereof, but Annual Compensation shall not include (1) moving expenses and (2) amounts, if any, realized from the sale, exchange or other disposition of stock acquired under a statutory stock option.”